Exhibit 99.1

For Immediate Release

Maxygen Announces Consummation of Joint Venture

Transaction with Astellas

-Maxygen and Astellas Establish Perseid Therapeutics LLC -

REDWOOD CITY, Calif., September 21, 2009 – Maxygen, Inc. (Nasdaq: MAXY) today announced the consummation of the transactions contemplated by the previously announced joint venture agreement between Maxygen and Astellas Pharma Inc. Under the joint venture transaction, which closed on September 18, 2009, the parties established a newly-formed joint venture, Perseid Therapeutics LLC, to focus on the discovery, research and development of multiple protein pharmaceutical programs.

Under the joint venture arrangement, Maxygen contributed substantially all of its programs and technology assets in protein pharmaceuticals, including its existing MAXY-4 collaboration agreement with Astellas and other early stage programs, together with $10 million in cash, to Perseid in exchange for an ownership interest in Perseid of approximately 83%. Astellas also invested $10 million in Perseid in exchange for the remaining ownership interest of approximately 17%. Astellas has an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that will increase each three-month period from $53 million to $123 million over the three-years following the closing. Grant Yonehiro, Maxygen’s Chief Business Officer, has been appointed to serve as Chief Executive Officer of Perseid.

As a result of this transaction, substantially all of Maxygen’s research and development operations and personnel have been transferred to Perseid. In addition to its majority ownership of Perseid, Maxygen will continue to retain a number of significant assets, including:

•	approximately $185 million in cash;

•	its MAXY-G34 program (including the previously announced licensing arrangement with Cangene Corporation for Acute Radiation Syndrome);

•	a 22% ownership interest in Codexis, Inc. and a revenue stream from Maxygen’s biofuels license to Codexis;

•	a potential $30 million milestone payment from Bayer HealthCare LLC;

•	its MolecularBreeding™ platform and intellectual property portfolio (including certain additional fields of application of the technology platform not yet licensed); and

•	a fully funded vaccine discovery program.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. For more information, please visit our website at www.maxygen.com.

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. For more information on Astellas Pharma Inc., please visit its website at http://www.astellas.com/en/.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, there is no assurance that Perseid will be successful or that Astellas will exercise its buy-out option even if Perseid is successful. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks inherent in drug development, such as potential difficulties or delays in the development, testing, regulatory approvals, progression or production of drug compounds, the failure to develop products suitable for commercialization, the delay or suspension of predicted development and commercial timelines for any potential products, the failure to protect intellectual property portfolio and rights; the failure to identify and develop new potential products, and the risk that any compounds developed may have adverse side effects or inadequate therapeutic efficacy, and other economic, business, competitive, and/or regulatory factors affecting Maxygen’s business and the market it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

MolecularBreeding™ and Maxygen are U.S. trademarks used by Maxygen, Inc.

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Contact Maxygen:

Dana Fruehling

dana.fruehling@maxygen.com

650.298.5486